Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Marti Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary shares, $0.0001 par value per share	Rule 457(c) and 457(h)	9,727,439(2)	$0.67(4)	$6,517,384.13	0.00011020	$718.22
Equity	Class A Ordinary shares, $0.0001 par value per share	Rule 457(c) and 457(h)	3,245,868(3)	$3.97(5)	$12,886,095.96	0.00011020	$1,420.05
Total Offering Amounts				—	$19,403,480.09	—	$2,138.27
Total Fees Previously Paid				—	—	—	—
Total Fee Offsets(6)				—	—	—	—
Net Fee Due				—	—	—	$2,138.27

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional Class A ordinary shares of Marti Technologies, Inc. (the “Registrant”), $0.0001 par value per share (“Ordinary Shares”) that become issuable under the Marti Technologies, Inc. 2023 Incentive Award Plan (the “2023 Incentive Plan”) and the Marti Technologies Inc. Amended and Restated 2020 Stock Plan (the “2020 Stock Plan”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of Ordinary Shares on issue.
(2)	Represents Ordinary Shares reserved for issuance under the 2023 Incentive Plan as of the date of this Registration Statement, which includes 6,905,727 Ordinary Shares initially reserved for issuance under the 2023 Incentive Plan, plus 2,821,712 Ordinary Shares that became available for issuance under the 2023 Incentive Plan on August 10, 2023 pursuant to an automatic increase provision contained therein.
(3)	Represents Ordinary Shares underlying share options and restricted share awards outstanding under the 2020 Stock Plan as of the date of this Registration Statement.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act and is based on the average of the high and low prices of the Ordinary Shares as reported on the NYSE American Stock Exchange on September 22, 2023.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $3.97 per share, the weighted-average exercise price of stock option awards outstanding under the 2020 Stock Plan as of the date of this Registration Statement.
(6)	The Registrant does not have any fee offsets.